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                                                                       EXHIBIT D

                                                           EMPRESAS FLAGLER S/A.

MEMO

TO:     Fidra Holdings, Ltd.

FROM:

CC:

DATE:   06/10/03

RE:     Default

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Dear Mr. Brown,

Kindly find attached a share certificate for 300,000 (Three hundred thousand only) shares of Floridino's International Holdings Ltd. certificate number FC010011, which were pledged as security for several letters of commitment, promissory notes and personal guarantees to Fidra Holdings Ltd.

I acknowledge that I am in default of the Debt Obligations secured by the securities and hereby sign over full title and possession of the securities to Fidra Holdings Ltd, as of June 10, 2003.

Yours truly,

/s/ unintelligible